Exhibit 10.5
AWARD AGREEMENT
SENSATA TECHNOLOGIES HOLDING PLC (the “Company”)
RESTRICTED STOCK UNITS
Date: %%OPTION_DATE,’Month DD, YYYY’%-% (“Grant Date”)
Issue to:
%%FIRST_NAME%-% %%LAST_NAME%-% (“Participant”)
%%TOTAL_SHARES_GRANTED,’999,999,999’%-% Restricted Stock Units of the Company (the “Units”). Each Unit represents the right to receive one Ordinary Share, par value €0.01 per Ordinary Share.
The Units are “Other-Stock-Based Awards” as such term is defined in the Company's 2010 Equity Incentive Plan, as may be amended from time to time (the “Plan”), and such Units are subject to all of the terms and conditions set forth below and in the Plan in effect from time to time. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Plan. For valuable consideration, receipt of which is acknowledged, Participant agrees to the following additional terms and conditions.
Unit Terms and Conditions
1.Plan Incorporated by Reference. This Award is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. This Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.
2.Restricted Stock Unit. Each Unit represents the right to receive one share of Common Stock, subject to the fulfillment of the vesting conditions.
3.Vesting of Units; Issuance of Common Stock. Subject to Section 4 below, the Units shall vest in three equal installments on the first, second and third anniversary of the Grant Date as follows (each a “Vesting Date”).

Vesting Dates	Cumulative Percentage of Units Vested
First Vesting Date: ________, 2021 Second Vesting Date: ________, 2022 Third Vesting Date: ________, 2023	1/3 or 33.3% 1/3 or 33.3% 1/3 or 33.4%

4.Vesting on Termination of Employment, Death, Disability, Retirement and Change in Control.
a.General. Unless otherwise provided in this Section 4, any unvested Units shall be forfeited immediately upon the date that Participant terminates his or her Service or otherwise ceases to be a Participant Eligible to Vest (“Termination Date”). Unless otherwise expressly provided in this Award Agreement or determined by the Committee or its designee, Participant’s right to vest in the Units under the Plan, if any, will terminate as of such Termination Date and will not be extended by any notice period.

b.Participant’s Death. Notwithstanding any provision in the Plan to the contrary, if a Participant dies while providing Service, the Units shall immediately vest in full. The vested portion of the Units shall be delivered to the executor or administrator of Participant’s estate or, if none, to the person(s) entitled to receive the vested Units under Participant’s will or the laws of descent or distribution.
c.Participant’s Disability. Notwithstanding any provision in the Plan to the contrary, if a Participant terminates Service due to Disability, the Units shall vest in full.
d.Participant’s Retirement. If the Participant’s status as an employee of the Company and all Affiliates terminates by reason of a Covered Retirement, as defined below, unvested Units will remain outstanding and continue to vest and be settled on each remaining Vest Date without regard to the requirement that the Participant be employed by the Company and all Affiliates. For purposes hereof, a “Covered Retirement” is the voluntary termination of a Retirement Eligible Individual who has provided the Company not less than six months’ prior notice of such employee’s intent to retire from the Company or an Affiliate; provided, however, the Committee may waive the six-month notice period or allow an earlier retirement date with the consent of the Participant. A “Retirement Eligible Individual” means an employee of the Company or an Affiliate who has attained at least 55 years of age and who has a combined age and years of credited employment service with the Company and/or all Affiliates of 65 years. Notwithstanding the foregoing, the definition of a Covered Retirement shall not include any retirement of Service that occurs prior to the First Vesting Date.
e.Qualifying Termination. Upon a Qualifying Termination, unvested Units that otherwise would have vested within six months of the Participant’s Termination Date shall vest in full on the Participant’s Termination Date. Qualifying Termination shall mean, with respect to the Participant, an involuntary termination of employment with the Company or its Affiliates other than a termination by reason of death, Disability, Covered Retirement, Change in Control, or for Cause.
f.Change in Control. In the event of a Change in Control, the Units will convert to Units of the acquiring entity or continuing entity, as applicable, and vest in accordance with the schedule set forth above; provided, however, that the Units
(i) Will automatically accelerate and vest in full if within the 24-month period following the Change in Control, the Participant is terminated by the Company or continuing entity or any of its Affiliates without Cause;
(ii) Will automatically accelerate and vest in full at the Change in Control if this Award Agreement is not assumed or replaced by the acquirer/continuing entity.

5.Award and Units Not Transferable. This Award and the Units are not transferable by the Participant.
6.No Security Participant Rights. Participant shall have no rights as a security Participant with respect to the Ordinary Shares issuable upon vesting thereof until the earlier of the date on which such Ordinary Shares are identified on the share register(s) of the Company and the date on which a certificate is issued to such Participant representing such Ordinary Shares.
7.No Dividends. Participant shall not be entitled to receive dividends or dividend equivalents with respect to the number of unvested Ordinary Shares covered by the Units.
8.Taxes. The Participant acknowledges that the Company has the right to require Participant to remit to the Company an amount sufficient to satisfy his or her minimum federal, state, local and

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foreign withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy such withholding tax requirements. Participant further acknowledges that the ultimate liability for all federal, state, local and foreign income taxes, social insurance, payroll tax, or other tax-related items related to the Participant’s participation in the Plan is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company.
With respect to a Retirement Eligible Individual, the Company may, in its discretion, accelerate the vesting and settlement of a portion of the Units to the extent necessary to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provision of applicable state, local or foreign tax laws as a result of the payment of the FICA tax, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes; provided that the total payment under this acceleration provision cannot exceed the aggregate of the FICA tax amount, and the income tax withholding related to such FICA amount (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi); and provided further that any RSUs vested and settled in accordance with this Section will reduce, share-for-share, that portion of the Award that would vest on the immediately following Vest Date. Participant authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the Participant’s tax obligations that must be withheld by the Company and/or its Affiliates by withholding in Ordinary Shares to be issued upon vesting of the Units, or in the sole discretion of the Company, by any other appropriate method. The Company shall delay the issuance of any Ordinary Shares upon any Vest Date to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to “specified employees” as a result of their separation from service) to the date that is six months and one day following the date of the Participant’s separation from service (or shorter period ending on the date of the Participant’s death following such separation).
9.Securities and Other Laws. It shall be a condition to the Participant’s right to receive the Ordinary Shares hereunder that the Company may, in its discretion, require (a) that the Ordinary Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Ordinary Shares may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the Ordinary Shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the Ordinary Shares to the Participant shall be exempt from registration under that Act and the Participant shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such Ordinary Shares by the Company shall have been taken by the Company or the Participant, or both.
10.Discretionary Nature of Benefit; No Right to Continued Employment; No Entitlement to Future Awards. Participant understands that under the Award Agreement, grants of Units are made at the complete discretion of the Company pursuant to the Plan. The offer to participate in the Plan does not constitute an acquired right. Nothing in this Award Agreement shall confer on any Participant any right to continue in the employment of the Company or its Affiliates or interfere in any way with the right of the Company or its Affiliates to terminate such Participant’s employment at any time for any reason or to continue such Participant’s present (or any other) rate of compensation. The grant of an Award to any Participant is a one-time benefit and shall not create any rights in such Participant to any subsequent Awards by the Company, no Award hereunder shall be considered a condition of such Participant’s employment, and no profit with respect to an Award shall be considered part of such Participant’s salary or compensation under any severance statute or other applicable law.

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11.Data Protection. If Participant is employed outside the European Economic Area and consent is needed for the collection, processing or transfer of personal data under applicable local law, the following shall apply:
Participant consents to the collection and processing of Personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. “Personal data” shall include but may not be limited to, data about participation in the Plan and securities offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Units were granted, Participant’s name and address) about the Participant and his or her participation in the Plan. Participant accepts that the Personal data will be administered and processed by the Company or any other agent or person designated by the Company. Participant is entitled to request access to the data referring to the Participant and held by the Company and to request the amendment or deletion of such data. Participant also gives express consent to the Company to transfer and process his/her Personal data to the United States in accordance with the applicable laws and regulations of the United States even if the level of Personal data protection in the United States may be lower than in the Participant’s country. Participant acknowledges that he/she is free to withdraw his/her consent at any time.
For the purposes of compliance with the General Data Protection Regulation (EU) 2016/679, Participant acknowledges that the Company will separately provide information on the collection, processing and transfer of personal data.
12.Language. Participant acknowledges that the Plan and Award Agreement are provided in English only and waives his/her right to translated Plan documentation.
13.Compliance with State Administration of Foreign Exchange (“SAFE”). No Ordinary Shares shall be issued unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Ordinary Shares, including, without limitation, the completion of relevant registration procedures with the SAFE or its local offices. The Participant agrees that he shall keep the Ordinary Shares released upon RSU vesting in special accounts at the U.S. brokerage firm(s) designated by the Company and shall not transfer such Ordinary Shares to any other brokerage firm(s). The Participant shall have the right to hold or sell the Ordinary Shares released to their accounts upon vesting at any time but agree that all cash proceeds from such sale as well as any dividends (after deduction of relevant individual income tax pursuant to law) shall be distributed to the Participant through an authorized bank account established in China upon the approval of the SAFE (the “Authorized China Bank Account”). Upon termination of the Participant’s employment of the Company or its Subsidiaries (for any reason), any remaining Ordinary Shares will be sold by the brokerage firm(s) as designated by the Company as soon as practicable, in no event later than sixty (60) days after the date of termination, and cash proceeds (after deduction of relevant individual income tax pursuant to law) shall be distributed to the Participant through the Authorized China Bank Account.
This Award Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same Award Agreement.
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IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has executed this Award Agreement effective as of the date first above written.
SENSATA TECHNOLOGIES HOLDING PLC
By:

__________________________
Name:     Jeff Cote
Title:    CEO & President

Accepted and Agreed:
____________________________
%%FIRST_NAME%-% %%LAST_NAME%-%

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